EXHIBIT 10.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 26th 2026 (the “Execution Date”),

BY AND BETWEEN:

1.	SADOT Group Inc. a corporation organized and existing under the laws of Nevada in the United States of America, having its principal place of business at 295 E Renfro Street, Suite 209 Burleson, Texas 76028 USA (the “Seller”);

AND

2.	Dream America Marketing Services, Ltd , having its principal place of business at Davivienda Bldg, 1st fl. Meridiano Business Center. Escazu, SJ 10203. Costa Rica. (the “Purchaser”).

The Seller and the Purchaser are each referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS the Seller is the sole and exclusive owner of one hundred per cent (100%) of the issued and outstanding membership interests (the “Interests”) in Sadot Latam LLC, a limited liability company organized and existing under the laws of Delaware (the “Company”); The assets of Sadot Latam are listed in Appendix A

WHEREAS, the Seller desires to sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller, all of the Interests, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, warranties and indemnities contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.         Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

a.       “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

b.       “Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are authorized or required by applicable Law to be closed.

c.       “Closing” means the consummation of the transactions contemplated by this Agreement in accordance with Section 3 hereof.

d.       “Closing Date” means the date on which the Closing occurs, which shall be the Execution Date or such other date as the Parties may mutually agree in writing.

e.       “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature whatsoever.

f.      “Governmental Authority” means any federal, state, local, foreign or supranational government, any court, tribunal, arbitrator, administrative agency, commission or other governmental or regulatory authority or instrumentality, domestic or foreign, or any political subdivision thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

g.       “Knowledge” or “knowledge” means, with respect to the Seller, the actual knowledge of the officers, directors and managers of the Seller and the Company, after reasonable inquiry.

h.       “Law” means any federal, state, local, foreign or supranational law (including common law), statute, ordinance, rule, regulation, order, judgment, injunction, decree, award, treaty or other binding directive or requirement of any Governmental Authority.

i.        “Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, condition (financial or otherwise), assets, liabilities or prospects of the Company; provided, however, that Material Adverse Effect shall not include any event, occurrence, fact, condition, change, development or effect arising out of, relating to or resulting from: (i) general economic or political conditions or changes therein; (ii) conditions generally affecting the industries in which the Company operates; (iii) changes in applicable Law or accounting standards; (iv) the announcement or pendency of the transactions contemplated by this Agreement; or (v) any action taken or omitted to be taken by the Company at the written request or with the written consent of the Purchaser; provided, further, that any event, occurrence, fact, condition, change, development or effect referred to in clauses (i) through (iii) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, change, development or effect has a disproportionate effect on the Company compared to other participants in the industries in which the Company operates.

j.        “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

k.       “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or Governmental Authority.

l.        “Purchase Price” has the meaning set forth in Section 2.2 hereof.

m.      “Tax” or “Taxes” means all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties and other assessments, including income, gross receipts, excise, property, sales, use, transfer, withholding, employment, payroll, social security, franchise, severance, stamp, occupation, windfall profits, environmental, customs, capital stock, profits, licence, estimated and other taxes, and including any interest, penalties and additions to tax in respect of the foregoing.

n.       “Tax Return” means any return, report, information return, claim for refund or other document (including any related or supporting information or schedule attached thereto and any amendment thereof) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Law relating to any Tax.

1.2      Interpretation. Unless the context of this Agreement clearly requires otherwise:

a.       references to the plural include the singular, the singular the plural, and the part the whole;

b.      references to any gender include all genders;

c.       the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

d.       the word “or” is not exclusive;

e.       references to “hereof”, “herein”, “hereunder”, “hereto” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement;

f.        the term “or” is not exclusive;

g.       the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

h.       all references to Sections, Schedules and Exhibits are to Sections, Schedules and Exhibits of this Agreement unless otherwise specified;

i.        the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

j.        any reference to any Law shall be deemed also to refer to such Law as amended, modified, supplemented or replaced from time to time;

k.       references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

l.        references to “dollars” or “$” shall mean United States dollars.

2.	SALE AND PURCHASE OF INTERESTS

2.1.         Sale and Purchase. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all of the Interests, inclusive of all Encumbrances, litigations, threatened litigations, lawsuits and counter lawsuits. The Purchaser shall have no recourse and is buying the Company on an AS IS basis.

2.2.         Purchase Price. The aggregate purchase price for the Interests shall be $1,000 plus a profit sharing of 27.5% of any and all cash generated by the collection of certain receivables held by SDOT Latam and SDOT LLC. Payment will be made by wire transfer to an account designated in writing by the Seller.

3.	CLOSING

3.1.         Time and Place of Closing. The Closing shall take place remotely via the electronic exchange of documents and signatures on the Closing Date, or at such other time, date and place as the Parties may mutually agree in writing.

3.2.         Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser the following:

a.       an assignment of the Interests, duly executed by the Seller, in form and substance reasonably satisfactory to the Purchaser;

b.       a certificate of the Secretary or Assistant Secretary of the Seller, dated as of the Closing Date, certifying:

i.        that attached thereto are true, correct and complete copies of the resolutions duly adopted by the board of directors (or similar governing body) of the Seller authorising the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

ii.       that attached thereto are true, correct and complete copies of the organizational documents of the Seller as in effect on the Closing Date; and

iii.      as to the incumbency and signatures of the officers of the Seller executing this Agreement and any other documents contemplated hereby;

c.       a good standing certificate (or equivalent) for the Seller from the Secretary of State (or equivalent authority) of the jurisdiction of its organization, dated not more than ten (10) Business Days prior to the Closing Date;

d.       a good standing certificate (or equivalent) for the Company from the Secretary of State (or equivalent authority) of the jurisdiction of its organization, dated not more than ten (10) Business Days prior to the Closing Date;

e.       resignations, effective as of the Closing, of all directors, managers and officers of the Company, in form and substance reasonably satisfactory to the Purchaser;

f.        the certificate required by Section 7.3(a);

g.       all minute books, membership interest books, membership interest transfer ledgers, corporate seals, books of account and other records of the Company in the possession or control of the Seller;

h.       all agreements, contracts, licenses, permits and other documents relating to the business and operations of the Company in the possession or control of the Seller; and

i.        such other documents, instruments and certificates as the Purchaser may reasonably request to effect the transactions contemplated by this Agreement.

3.3.         Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller the following:

a.       the Purchase Price in accordance with Section 2.2;

b.       a certificate of the Secretary or Assistant Secretary of the Purchaser, dated as of the Closing Date, certifying:

i.        that attached thereto are true, correct and complete copies of the resolutions duly adopted by the board of directors (or similar governing body) of the Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

ii.       that attached thereto are true, correct and complete copies of the organizational documents of the Purchaser as in effect on the Closing Date; and

iii.      as to the incumbency and signatures of the officers of the Purchaser executing this Agreement and any other documents contemplated hereby;

c.       a good standing certificate (or equivalent) for the Purchaser from the Registrar of Companies (or equivalent authority) of Hong Kong, dated not more than ten (10) Business Days prior to the Closing Date;

d.      the certificate required by Section 7.3(b); and

e.       such other documents, instruments and certificates as the Seller may reasonably request to effect the transactions contemplated by this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

4.1.         Organization and Good Standing. The Seller is a Corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2.         Authority; Binding Effect. The Seller has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

4.3.         No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby do not and will not:

a.       conflict with or violate any provision of the organizational documents of the Seller or the Company;

b.       conflict with or violate any Law applicable to the Seller or the Company or by which any of their respective properties or assets are bound;

c.      result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the Interests or any of the properties or assets of the Company pursuant to, any agreement, contract, lease, license, instrument or other arrangement to which the Seller or the Company is a party or by which any of their respective properties or assets are bound; or

d.       require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person, except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not reasonably be expected to have a Material Adverse Effect.

4.4.         Ownership of Interests. The Seller is the sole record and beneficial owner of the Interests and has good and valid title to the Interests, free and clear of all Encumbrances. The Interests constitute all of the issued and outstanding membership interests of the Company. Upon delivery of the assignment of the Interests to the Purchaser at the Closing and payment of the Purchase Price, the Purchaser will acquire good and valid title to the Interests, free and clear of all Encumbrances (other than any Encumbrances created by or through the Purchaser). The Interests have been duly authorized and validly issued and are fully paid and non-assessable (to the extent such concepts are applicable). There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any membership interests or other equity securities of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Interests.

4.5.         Capitalization of the Company. The Interests constitute all of the issued and outstanding membership interests or other equity securities of the Company. The Company does not own, directly or indirectly, any capital stock, membership interests, partnership interests, joint venture interests or other equity securities or interests in any Person.

4.6.         Financial Statements. The Seller has delivered to the Purchaser true, correct and complete copies of the unaudited financial statements of the Company as of and for the fiscal years ended 2023 and 2024 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods then ended, subject to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse).

4.7.         Absence of Certain Changes. Since the date of the most recent Financial Statements, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the most recent Financial Statements, the Company has not:

a.       amended or otherwise changed its organizational documents;

b.       issued, sold, pledged, disposed of or encumbered any membership interests or other equity securities, or any options, warrants, convertible securities or other rights of any kind to acquire any membership interests or other equity securities of the Company;

c.       declared, set aside, made or paid any dividend or other distribution in respect of any membership interests or redeemed, purchased or otherwise acquired any of its membership interests;

d.       incurred, assumed or guaranteed any indebtedness for borrowed money or issued any debt securities, except in the ordinary course of business consistent with past practice;

e.       made any loan, advance or capital contribution to, or investment in, any Person, except in the ordinary course of business consistent with past practice;

f.        transferred, assigned, sold or otherwise disposed of any of its assets, except in the ordinary course of business consistent with past practice;

g.       suffered any damage, destruction or loss (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect;

h.       made any material change in any method of accounting or accounting practice or policy, other than as required by generally accepted accounting principles;

i.       made or changed any material Tax election, settled or compromised any material Tax liability, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement with respect to Taxes, surrendered any right to claim a material Tax refund, offset or other reduction in

Tax liability, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

j.        entered into, amended or terminated any material contract or agreement, except in the ordinary course of business consistent with past practice;

k.       increased the compenzation payable or to become payable to any of its directors, managers, officers, employees or consultants, or granted any severance or termination pay to any such Person, except in the ordinary course of business consistent with past practice;

l.        adopted, amended or terminated any employee benefit plan or arrangement;

m.      commenced or settled any legal proceeding;

n.      entered into any transaction with any Affiliate of the Company or the Seller; or

o.      agreed, whether in writing or otherwise, to take any of the foregoing actions.

4.8.         Material Contracts. The Seller has delivered to the Purchaser true, correct and complete copies of all material contracts and agreements to which the Company is a party or by which any of its properties or assets are bound (collectively, the “Material Contracts”). The Purchaser acknowledges and confirms that it has received, reviewed and is satisfied with all disclosures relating to the Material Contracts. Each Material Contract is valid, binding and in full force and effect and is enforceable in accordance with its terms against the Company and, to the knowledge of the Seller, the other parties thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity. The Company is not in material breach or default under any Material Contract, and to the knowledge of the Seller, no other party to any Material Contract is in material breach or default thereunder. To the knowledge of the Seller, no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default by the Company or any other party under any Material Contract.

4.9.         Real Property. The Company does not own any real property. The Seller has delivered to the Purchaser true, correct and complete copies of all leases for all real property leased by the Company (the “Leased Real Property” and such leases, the “Leases”). The Purchaser acknowledges and confirms that it has received, reviewed and is satisfied with all disclosures relating to the Leased Real Property and the Leases. Each Lease is valid, binding and in full force and effect and is enforceable in accordance with its terms against the Company and, to the knowledge of the Seller, the landlord thereunder, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity. The Company is not in material breach or default under any Lease, and to the knowledge of the Seller, no landlord is in material breach or default under any Lease.

4.10.       Intellectual Property. The Seller has delivered to the Purchaser a true, correct and complete list of all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, copyright applications, domain names and other intellectual property rights owned by the Company (the “Intellectual Property”). The Purchaser acknowledges and confirms that it has received, reviewed and is satisfied with all disclosures relating to the Intellectual Property. The Company owns or has the right to use all Intellectual Property necessary for the conduct of its business as currently conducted. To the knowledge of the Seller, the conduct of the business of the Company as currently conducted does not infringe, misappropriate or otherwise violate the intellectual property rights of any Person. To the knowledge of the Seller, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company.

4.11.       Compliance with Laws. The Company is in compliance in all material respects with all Laws applicable to it or its business, properties or assets. The Company has not received any written notice or other communication from any Governmental Authority regarding any actual or alleged material violation of, or failure to comply with, any Law.

4.12.       Litigation. The Seller has delivered to the Purchaser a true, correct and complete list of all actions, suits, proceedings, claims, investigations or inquiries pending or, to the knowledge of the Seller, threatened against or affecting the Company or any of its properties or assets (collectively, the “Litigation”). The Purchaser acknowledges and confirms that it has received, reviewed and is satisfied with all disclosures relating to the Litigation. There is no Order outstanding against the Company or any of its properties or assets. The Litigation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.13.       Permits. The Company possesses all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of or from any Governmental Authority necessary for the lawful conduct of its business (collectively, the “Permits”). All such Permits are valid and in full force and effect, and the Company is in compliance in all material respects with the terms and conditions of all such Permits.

4.14.       Environmental Matters. The Company is in compliance in all material respects with all environmental, health and safety Laws. The Company has not received any written notice or other communication from any Governmental Authority or any other Person regarding any actual or alleged violation of, or liability under, any environmental, health or safety Law. To the knowledge of the Seller, there are no circumstances or conditions involving the Company or its properties or assets that would reasonably be expected to result in any material liability under any environmental, health or safety Law.

4.15.       Employees and Employee Benefits. The Seller has delivered to the Purchaser a true, correct and complete list of all employees of the Company as of the date hereof, including their titles, hire dates and current compenzation. The Purchaser acknowledges and confirms that it has received, reviewed and is satisfied with all disclosures relating to the employees and employee benefits of the Company. The Company is in compliance in all material respects with all Laws relating to employment and employment practices, including all Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compenzation and the collection and payment of withholding and social security taxes. The Company is not a party to any collective bargaining agreement or other agreement with any labour union or organization, and to the knowledge of the Seller, there are no organizational activities or proceedings of any labour union or organization pending or threatened with respect to the employees of the Company.

4.16.       Taxes. The Company has timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. The Company has timely paid all Taxes required to be paid by it, whether or not shown on any Tax Return. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other Person.

4.17.       Insurance. The Seller has delivered to the Purchaser a true, correct and complete list of all insurance policies maintained by or on behalf of the Company. The Purchaser acknowledges and confirms that it has received, reviewed and is satisfied with all disclosures relating to the insurance policies of the Company. All such insurance policies are valid, binding and in full force and effect, all premiums due thereon have been paid, and the Company is in compliance in all material respects with the terms and conditions of all such insurance policies. To the knowledge of the Seller, no event has occurred which would reasonably be expected to result in the cancellation or adverse modification of any such insurance policy.

4.18.       Brokers and Finders. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or the Company.

4.19.       Full Disclosure. No representation or warranty by the Seller in this Agreement, and no statement contained in any certificate, schedule, exhibit or other document furnished or to be furnished to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

4.20.       No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4 (as modified by the Schedules hereto), neither the Seller nor any other Person makes any other express or implied representation or warranty on behalf of the Seller or the Company, and the Seller disclaims any such representation or warranty, whether by the Seller or any of its Affiliates, directors, managers, officers, employees, agents or representatives or any other Person, notwithstanding the delivery or disclosure to the Purchaser or its Affiliates, directors, officers, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data). Except for the representations and warranties contained in this Section 4, the Purchaser acknowledges and agrees that the Seller is selling, and the Purchaser is purchasing, the Interests on an “as is, where is” basis.

5.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

5.1.          Organization and Good Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Hong Kong and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2.         Authority; Binding Effect. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

5.3.         No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby do not and will not:

a.       conflict with or violate any provision of the organizational documents of the Purchaser;

b.       conflict with or violate any Law applicable to the Purchaser or by which any of its properties or assets are bound;

c.       result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of the Purchaser pursuant to, any agreement, contract, lease, license, instrument or other arrangement to which the Purchaser is a party or by which any of its properties or assets are bound; or

d.      require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person, except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

5.4.         Financial Capability. The Purchaser has sufficient immediately available funds to pay the Purchase Price and to consummate the transactions contemplated by this Agreement.

5.5.        Investment Intention. The Purchaser is acquiring the Interests for its own account for investment purposes only and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended, or any applicable state securities laws. The Purchaser acknowledges that the Interests have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933, as amended, and any applicable state securities laws or pursuant to an exemption from registration thereunder.

5.6.         Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company, which investigation, review and analysis was done by the Purchaser and its Affiliates, representatives and agents. The Purchaser acknowledges that it and its Affiliates, representatives and agents have been provided adequate access to the personnel, properties, premises and records of the Company for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller or the Company or any of their respective Affiliates, representatives or agents, except for the representations and warranties expressly set forth in Section 4 hereof (as modified by the Schedules hereto).

5.7.         Brokers and Finders. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

6.	COVENANTS

6.1.         Conduct of Business Pending Closing. During the period from the Execution Date until the Closing (the “Pre-Closing Period”), the Seller shall cause the Company to conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact the business organization of the Company, keep available the services of the current officers, employees and consultants of the Company and maintain satisfactory relationships with the customers, suppliers, distributors, creditors and others having business relationships with the Company. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Seller shall not cause or permit the Company to take any action that would constitute a breach of any of the covenants set forth in Section 4.7 if taken after the date of the most recent Financial Statements.

6.2.         Access to Information. During the Pre-Closing Period, upon reasonable notice, the Seller shall, and shall cause the Company to:

a.       afford the Purchaser and its Affiliates, representatives and agents reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof; and

b.       furnish to the Purchaser and its Affiliates, representatives and agents such financial and operating data and other information regarding the Company as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company. All information obtained by the Purchaser pursuant to this Section 6.2 shall be held confidential in accordance with the terms of any confidentiality agreement between the Parties.

6.3.         Regulatory and Other Approvals. Each Party shall use its commercially reasonable efforts to obtain all consents, approvals, authorizations and permits of, and to make all filings with and notifications to, any Governmental Authority or other Person necessary or advisable for the consummation of the transactions contemplated by this Agreement. Each Party shall cooperate fully with the other Party and its Affiliates, representatives and agents in promptly seeking to obtain all such consents, approvals, authorizations and permits and to make all such filings and notifications.

6.4.         Notification of Certain Matters. During the Pre-Closing Period, the Seller shall promptly notify the Purchaser in writing of:

a.       any fact, circumstance, event or action the existence, occurrence or taking of which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

b.       any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

c.       any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

d.       any breach by the Seller of any representation, warranty, covenant or agreement contained in this Agreement.

6.5.         Confidentiality. The Purchaser acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of any confidentiality agreement between the Parties (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. If no such Confidentiality Agreement exists, the Purchaser agrees to keep confidential all non-public information obtained in connection with this Agreement and the transactions contemplated hereby and to use such information solely for the purpose of evaluating and consummating the transactions contemplated by this Agreement.

6.6.         Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisers, legal counsel and accountants. For the avoidance of doubt, the Seller shall be responsible for all fees, costs and expenses of the Company incurred prior to the Closing, and the Purchaser shall be responsible for all fees, costs and expenses of the Company incurred on or after the Closing.

6.7.         Further Assurances. Following the Closing, each Party shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

6.8.         Public Announcements. The Parties shall consult with each other before issuing, and shall give each other a reasonable opportunity to review and comment upon, any press release or other public statement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by applicable Law or the rules or regulations of any applicable securities exchange or regulatory or governmental body to which the relevant Party is subject, in which case the Party required to make the release or announcement shall use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

6.9.         Post-Closing Legal Support for Existing Disputes. For a period of six (6) months following the Closing Date (the “Support Period”), the Seller shall, at its sole cost and expense, provide all legal support, cooperation and assistance reasonably necessary or desirable in connection with all Litigation and disputes involving the Company that existed as of the Closing Date, including:

a.       providing legal representation through counsel selected and compensated by the Seller for all such Litigation and disputes;

b.       making available to the Purchaser and the Company all documents, records, information and personnel within the Seller’s possession or control that are relevant to such Litigation and disputes;

c.       consulting with the Purchaser and the Company regarding strategy, settlement discussions and other material decisions relating to such Litigation and disputes;

d.       attending hearings, depositions, mediations, arbitrations and other proceedings as may be reasonably necessary in connection with such Litigation and disputes;

e.       providing all necessary authorizations, consents and approvals required to permit the Purchaser and the Company to pursue or defend such Litigation and disputes; and

f.        taking all other actions reasonably requested by the Purchaser to assist in the prosecution, defense or resolution of such Litigation and disputes.

The Seller’s obligations under this Section 6.9 shall extend to all Litigation and disputes involving the Company that relate to events, circumstances or conditions that existed prior to the Closing Date, regardless of whether such litigation, disputes, claims, investigations, proceedings or inquiries were pending, threatened or known as of the Closing Date. The Seller shall have the right to control the defense and settlement of any such Litigation or dispute during the Support Period; provided, however, that the Seller shall not settle any such Litigation or dispute without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement would: (i) impose any material ongoing obligations on the Company or the Purchaser; (ii) require any admission of wrongdoing by the Company or the Purchaser; (iii) result in the entry of any injunction or other equitable relief against the Company or the Purchaser; or (iv) have a Material Adverse Effect on the Company or the Purchaser. Following the expiration of the Support Period, the Purchaser shall have sole control over all decisions relating to such Litigation and disputes, and the Seller shall continue to provide reasonable cooperation (at the Purchaser’s expense) as may be necessary to pursue or defend such Litigation and disputes. Notwithstanding anything to the contrary in this Agreement, the Seller’s obligation to provide legal support pursuant to this Section 6.9 is in addition to, and not in lieu of, any indemnification obligations of the Seller pursuant to Section 8 hereof.

6.10.       Non-Solicitation. For a period of two (2) years following the Closing Date, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, without the prior written consent of the Purchaser:

a.       solicit for employment or hire any person who is or was an employee of the Company at any time during the six (6) month period immediately preceding the Closing Date or at any time during the two (2) year period following the Closing Date; or

b.       encourage any such employee to leave such employment or to become an employee or consultant to or for any other Person.

The foregoing restrictions shall not apply to:

i.        general solicitations of employment not specifically targeted at employees of the Company, including advertisements placed in newspapers, trade publications or on internet job sites;

ii.       the hiring of any employee whose employment with the Company has been terminated by the Company or the Purchaser; or

iii.      the hiring of any employee who responds to a general solicitation described in clause (i) above and contacts the Seller or its Affiliates on his or her own initiative without any direct or indirect solicitation by the Seller or its Affiliates.

6.11.       Non-Competition. For a period of two (2) years following the Closing Date, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, without the prior written consent of the Purchaser, engage in or provide assistance to any Person engaged in any business that is competitive with the business conducted by the Company as of the Closing Date in any geographic area in which the Company conducts business as of the Closing Date; provided, however, that the foregoing restriction shall not prohibit the Seller or its Affiliates from:

a.       owning, as a passive investment, securities of any Person traded on any national securities exchange or in the over-the-counter market if the Seller and its Affiliates are not a controlling Person of, or a member of a group which controls, such Person and do not, directly or indirectly, own five per cent (5%) or more of any class of securities of such Person; or

b.       engaging in any business conducted by the Seller or its Affiliates as of the Closing Date other than the business conducted by the Company.

6.12.       Non-Disparagement. Each Party agrees that, following the Closing, it shall not, and shall cause its Affiliates, directors, managers, officers, employees, agents and representatives not to, make any public or private statements or representations, whether written or oral, that disparage or criticize the other Party or any of its Affiliates, directors, managers, officers, employees, agents, representatives, products, services or business practices. Notwithstanding the foregoing, nothing in this Section 6.12 shall prohibit any Party from:

a.       making any statement or disclosure required by applicable Law or any Governmental Authority;

b.       making any statement or disclosure in connection with the enforcement of any right or remedy under this Agreement; or

c.       responding to any inquiry or request from any Governmental Authority.

6.13.       Books and Records. For a period of seven (7) years after the Closing Date, the Purchaser shall, and shall cause the Company to, retain all books, records and other documents relating to the business of the Company existing on the Closing Date and make the same available for inspection and copying by the Seller and its representatives during normal business hours upon reasonable advance notice in connection with any matter relating to or arising out of the Seller’s ownership of the Interests on or prior to the Closing Date, including the preparation of Tax Returns, audits by Governmental Authorities and disputes. The Purchaser shall provide the Seller with at least thirty (30) days’ prior written notice before destroying or disposing of any such books, records or other documents and shall, if requested by the Seller, allow the Seller to take possession of such books, records and other documents before they are destroyed or disposed of.

6.14.  Tax Matters.

a.       Tax Returns. The Seller shall be responsible for preparing and filing, or causing to be prepared and filed, all Tax Returns of the Company for all taxable periods ending on or before the Closing Date and for all portions through the end of the Closing Date of any taxable period that includes but does not end on the Closing Date (collectively, the “Pre- Closing Tax Returns”). All such Pre-Closing Tax Returns shall be prepared in a manner consistent with the past practices of the Company, except as otherwise required by applicable Law. The Seller shall permit the Purchaser to review and comment on each such Pre-Closing Tax Return described above prior to the filing thereof, and the Seller shall make such revisions to such Pre-Closing Tax Returns as are reasonably requested by the Purchaser. The Purchaser shall be responsible for preparing and filing, or causing to be prepared and filed, all other Tax Returns of the Company.

b.       Payment of Taxes. The Seller shall pay, or cause to be paid, all Taxes of the Company for all taxable periods ending on or before the Closing Date and for all portions through the end of the Closing Date of any taxable period that includes but does not end on the Closing Date. The Purchaser shall pay, or cause to be paid, all other Taxes of the Company.

c.       Cooperation. The Seller and the Purchaser shall cooperate fully with each other and make available to each other, as reasonably requested, all information, records and documents relating to Taxes of the Company. The Seller and the Purchaser shall cooperate fully with each other in connection with any audit, examination, investigation or other proceeding relating to Taxes of the Company.

d.       Contests. The Seller shall have the sole right to control any audit, examination, investigation, contest, litigation or other proceeding relating to Taxes of the Company for any taxable period ending on or before the Closing Date. The Purchaser shall promptly notify the Seller in writing of any such audit, examination, investigation, contest, litigation or other proceeding and shall provide the Seller with copies of all correspondence relating thereto. The Seller shall keep the Purchaser reasonably informed of the status of any such audit, examination, investigation, contest, litigation or other proceeding and shall consult with the Purchaser before taking any material action in connection therewith. The Seller shall not settle any such audit, examination, investigation, contest, litigation or other proceeding without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement would have an adverse effect on the Tax liability of the Company for any taxable period beginning after the Closing Date.

7.	CONDITIONS TO CLOSING

7.1.         Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, at or prior to the Closing, of the following conditions:

a.       No Order. No Order issued by any Governmental Authority of competent jurisdiction enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

b.       No Legal Prohibition. No Law shall have been enacted, promulgated or issued by any Governmental Authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.

7.2.         Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part):

a.       Representations and Warranties True. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date).

b.       Performance of Obligations. The Seller shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by the Seller at or prior to the Closing.

c.       Certificate. The Purchaser shall have received a certificate executed by a duly authorized officer of the Seller, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

d.       No Material Adverse Effect. Since the date of the most recent Financial Statements, there shall not have occurred any Material Adverse Effect.

e.       Deliverables. The Seller shall have delivered, or caused to be delivered, to the Purchaser each of the documents, instruments and other items required to be delivered by the Seller pursuant to Section 3.2.

7.3.         Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part):

a.       Representations and Warranties True. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (without giving effect to any materiality qualifications contained therein) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date).

b.       Performance of Obligations. The Purchaser shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing.

c.       Certificate. The Seller shall have received a certificate executed by a duly authorized officer of the Purchaser, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

d.       Deliverables. The Purchaser shall have delivered, or caused to be delivered, to the Seller each of the documents, instruments and other items required to be delivered by the Purchaser pursuant to Section 3.3.

8.	INDEMNIFICATION

8.1.         Indemnification by the Seller. Subject to the limitations set forth in this Section 8, from and after the Closing, the Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates, directors, managers, officers, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, costs and expenses (including reasonable legal fees and expenses) (collectively, “Losses”) incurred or suffered by any Purchaser Indemnified Party arising out of, resulting from or relating to:

a.       any inaccuracy in or breach of any representation or warranty made by the Seller in this Agreement or in any certificate or other document delivered by the Seller pursuant to this Agreement;

b.       any breach or non-performance of any covenant or obligation of the Seller contained in this Agreement;

c.       any Taxes of the Company (or for which the Company may be liable) for any taxable period ending on or before the Closing Date or for any portion through the end of the Closing Date of any taxable period that includes but does not end on the Closing Date;

d.      any failure of the Seller to provide the legal support required pursuant to Section 6.9.

8.2.       Indemnification by the Purchaser. Subject to the limitations set forth in this Section 8, from and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Seller and its Affiliates, directors, managers, officers, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred or suffered by any Seller Indemnified Party arising out of, resulting from or relating to:

a.       any inaccuracy in or breach of any representation or warranty made by the Purchaser in this Agreement or in any certificate or other document delivered by the Purchaser pursuant to this Agreement; or

b.       any breach or non-performance of any covenant or obligation of the Purchaser contained in this Agreement.

8.3.         Limitations on Indemnification.

a.       Survival. All representations and warranties contained in this Agreement shall survive the Closing and continue in full force and effect for a period of two (2) years after the Closing Date; provided, however, that:

i.        the representations and warranties contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority; Binding Effect), 4.4 (Ownership of Interests), 4.5 (Capitalization of the Company) and 4.18 (Brokers and Finders) (collectively, the “Fundamental Representations”) shall survive indefinitely;

ii.       the representations and warranties contained in Section 4.16 (Taxes) shall survive until the expiration of the applicable statute of limitations (giving effect to any extensions or waivers thereof); and

iii.       the representations and warranties contained in Section 4.14 (Environmental Matters) shall survive for a period of five (5) years after the Closing Date.

All covenants and obligations contained in this Agreement shall survive the Closing in accordance with their respective terms. Notwithstanding the foregoing, any claim for indemnification made in writing with reasonable specificity pursuant to this Section 8 prior to the expiration of the applicable survival period shall survive until such claim is finally resolved.

b.       Threshold. The Purchaser Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.1(a) (other than with respect to the Fundamental Representations) unless and until the aggregate amount of Losses incurred by the Purchaser Indemnified Parties exceeds Fifty Thousand Dollars ($50,000) (the “Threshold”), and then only to the extent that such Losses exceed the Threshold.

c.       Cap. The maximum aggregate liability of the Seller for indemnification pursuant to Section 8.1(a) (other than with respect to the Fundamental Representations and the representations and warranties contained in Section 4.16 (Taxes)) shall not exceed One Million Dollars ($1,000,000) (the “Cap”). The maximum aggregate liability of the Seller for indemnification pursuant to Section 8.1(a) with respect to breaches of representations and warranties other than the Fundamental Representations and the representations and warranties contained in Section 4.16 (Taxes) shall not exceed the Cap. There shall be no limitation on the Seller’s liability for indemnification pursuant to Section 8.1(a) with respect to the

Fundamental Representations or the representations and warranties contained in Section 4.16 (Taxes), or pursuant to Sections 8.1(b), 8.1(c), 8.1(d), 8.1(e) or 8.1(f).

d.       Exclusive Remedy. Except in the case of fraud or willful breach, the indemnification provisions of this Section 8 shall be the sole and exclusive remedy of the Parties for any breach of any representation, warranty, covenant or obligation contained in this Agreement or for any other matter relating to this Agreement or the transactions contemplated hereby; provided, however, that nothing in this Section 8.3(d) shall limit any Party’s right to seek specific performance or other equitable relief to the extent available under Section 10.11.

e.       Mitigation. Each Indemnified Party (as defined below) shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Losses incurred or suffered by such Indemnified Party upon becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise to any such Losses.

f.       Insurance Proceeds. The amount of any Losses for which indemnification is provided under this Section 8 shall be reduced by any insurance proceeds actually received by the Indemnified Party with respect to such Losses (net of any costs or expenses incurred in obtaining such insurance proceeds and any retrospective premium adjustments or increases in premiums as a result of such claim).

g.       Tax Benefit. The amount of any Losses for which indemnification is provided under this Section 8 shall be reduced by the net present value of any Tax benefit actually realised by the Indemnified Party arising from the incurrence or payment of any such Losses.

h.       No Double Recovery. Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party shall be entitled to recover more than once for the same Loss under this Agreement, including by asserting claims under different subsections of Section 8.1 or 8.2.

8.4.         Indemnification Procedures.

a.       Notice of Claims. Any Purchaser Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) seeking indemnification under this Section 8 shall promptly notify the Party from whom indemnification is sought (the “Indemnifying Party”) in writing of any claim, demand, action, suit, proceeding or investigation by any Person who is not a Party or an Affiliate of a Party (a “Third-Party Claim”) or any other matter in respect of which such Indemnified Party seeks indemnification hereunder, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 8 except to the extent that the Indemnifying Party is actually prejudiced by such failure.

b.       Defense of Third-Party Claims. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of notice of such Third-Party Claim, to assume the defense of any Third-Party Claim, at the Indemnifying Party’s sole cost and expense and with counsel reasonably satisfactory to the Indemnified Party; provided, however, that:

i.        the Indemnified Party shall be entitled to participate in the defense of such Third- Party Claim and to employ separate counsel of its choice for such purpose, but the fees and expenses of such separate counsel shall be borne by the Indemnified Party unless:

(A)    the Indemnifying Party has failed to assume the defense of such Third-Party Claim in a timely manner;

(B)     the Indemnifying Party and the Indemnified Party have mutually agreed to the retention of such counsel; or

(C)    the named parties to such Third-Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party;

ii.       the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement or compromise with respect to such Third-Party Claim if such judgment, settlement or compromise:

(A)    does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third-Party Claim;

(B)    imposes any material ongoing obligations on the Indemnified Party;

(C)    requires any admission of wrongdoing by the Indemnified Party;

(D)     results in the entry of any injunction or other equitable relief against the Indemnified Party; or

(E)     involves any criminal liability or potential criminal liability to the Indemnified Party; and

iii.       if the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall provide the Indemnifying Party with reasonable cooperation in such defense, at the Indemnifying Party’s sole cost and expense.

c.       Payment. The Indemnifying Party shall pay to the Indemnified Party the amount of any Losses to which such Indemnified Party is entitled under this Section 8 within thirty (30) days after the final determination (whether by agreement, settlement, judgment or otherwise) of such claim for indemnification.

8.5.         Characterization of Indemnification Payments. All indemnification payments made under this Section 8 shall be treated by the Parties as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

9.	TERMINATION

9.1.         Termination Rights. This Agreement may be terminated at any time prior to the Closing:

a.       by mutual written consent of the Seller and the Purchaser;

b.       by the Seller or the Purchaser if the Closing shall not have occurred on or before 30th of June 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose failure to fulfil any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

c.       by the Seller if there has been a material breach by the Purchaser of any representation, warranty, covenant or obligation contained in this Agreement, and such breach has not been cured within thirty (30) days after written notice thereof to the Purchaser;

d.       by the Purchaser if there has been a material breach by the Seller of any representation, warranty, covenant or obligation contained in this Agreement, and such breach has not been cured within thirty (30) days after written notice thereof to the Seller; or

e.       by the Seller or the Purchaser if any Order permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to any Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement.

9.2.         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, and no Party shall have any liability or further obligation to any other Party hereunder, except that:

a.       the provisions of Sections 6.5 (Confidentiality), 6.6 (Expenses), 9.2 (Effect of Termination) and 10 (Miscellaneous) shall survive any such termination and remain in full force and effect; and

b.       no such termination shall relieve any Party from liability for any willful breach of this Agreement prior to such termination.

10.	MISCELLANEOUS

10.1.       Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the subject matter hereof. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties relating to the subject matter hereof, except as specifically set forth in this Agreement.

10.2.       Amendments and Waivers. No amendment or modification of this Agreement shall be valid or binding unless it is in writing and signed by each of the Parties. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

10.3.       Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and received:

a.       when delivered personally;

b.       one (1) Business Day after being sent by a nationally recognised overnight courier service (costs prepaid);

c.       when sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or

d.       five (5) Business Days after being mailed by registered or certified mail, return receipt requested, postage prepaid.

All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to the Seller, to:

Sadot Group Inc: haggai.ravid@sadotco.com

Attention: Haggai Ravid

If to the Purchaser, to:

Director: Cynthia Elena Mora

Ph: +506-2505-5025

10.4.       Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.5.       Assignment; Successors and Assigns; No Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the provisions of Section 8 are intended to benefit, and be enforceable by, the Indemnified Parties.

10.6.       Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

10.7.       Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration administered by the American Arbitration Association (AAA) in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be New York, New York. The arbitration shall be conducted by a panel of three (3) arbitrators, with each Party selecting one arbitrator and the two Party-appointed arbitrators selecting the third arbitrator, who shall serve as the presiding arbitrator. If the two Party-appointed arbitrators cannot agree on the third arbitrator within thirty (30) days of the appointment of the second Party-appointed arbitrator, the third arbitrator shall be appointed by the AAA. The arbitration shall be conducted in the English language. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any court of competent jurisdiction. The arbitrators shall apply the substantive law of the State of New York (without regard to its conflicts of laws principles) to resolve the dispute. The arbitrators shall issue a written decision describing the essential findings and conclusions on which any award is based, including the calculation of any damages awarded. The Parties agree that the arbitration award shall be final and binding upon them and may be enforced in any court of competent jurisdiction. Each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with the arbitration, and the Parties shall share equally the fees and expenses of the arbitrators and the AAA; provided, however, that the arbitrators shall have the authority to award costs and expenses (including reasonable legal fees and expenses) to the prevailing Party. Notwithstanding the foregoing, either Party may seek equitable relief (including temporary restraining orders, preliminary injunctions and permanent injunctions) in any court of competent jurisdiction to prevent irreparable harm pending the resolution of any dispute through arbitration. The Parties agree that any arbitration proceeding pursuant to this Section 10.7 shall be kept confidential, and the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the arbitrators, the Parties, their counsel and advisers, and any Person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as may be required by applicable Law or the rules or regulations of any securities exchange or regulatory or governmental body to which a Party is subject.

10.8.       Waiver of Jury Trial. TO THE EXTENT THAT ANY COURT PROCEEDING IS PERMITTED CONSISTENT WITH THIS AGREEMENT, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:

a.       NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER;

b.       IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER;

c.       IT MAKES THIS WAIVER VOLUNTARILY; AND

d.       IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

10.9.       Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email in portable document format (.pdf) or other electronic means shall be as effective as delivery of a manually executed original counterpart of this Agreement.

10.10.     Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation”.

10.11.     Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each Party accordingly agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain:

a.       a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and

b.      an injunction restraining such breach or threatened breach.

Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.12.     Expenses of Enforcement. In the event that any Party institutes any action or proceeding to enforce any provision of this Agreement or to seek damages for breach of this Agreement, the prevailing Party in such action or proceeding shall be entitled to recover from the non-prevailing Party all reasonable costs and expenses (including reasonable legal fees and expenses) incurred by the prevailing Party in connection with such action or proceeding.

10.13.     Schedules and Exhibits. The Exhibits referred to in this Agreement are an integral part of this Agreement to the same extent as if they were set forth in full within the body of this Agreement. All references herein to Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

10.14.     Time of Essence. Time is of the essence with respect to all dates and time periods set forth or referred to in this Agreement.

10.15.     Further Actions. Each Party agrees to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

10.16.     Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

10.17.     Disclosure Schedules. The Parties agree that the disclosure of any matter, fact or circumstance by the Seller to the Purchaser shall not be deemed to constitute an admission by any Party, or otherwise imply, that such matter, fact or circumstance is material for the purposes of this Agreement. The disclosure of any matter shall not be deemed to create any implication that other matters that are not disclosed are not required to be disclosed or that any undisclosed matter is not material. No disclosure shall constitute or be deemed an admission of liability with respect to any third party. The information disclosed is solely for purposes of this Agreement, and no information shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract). The Purchaser acknowledges and confirms that it has received all disclosures from the Seller relating to the Company, its business, assets, liabilities, operations and affairs, and is satisfied with the completeness and accuracy of such disclosures.

10.18.     Recitals. The recitals set forth at the beginning of this Agreement are incorporated into and made a part of this Agreement.

10.19.     Cumulative Remedies. All rights and remedies of each Party under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.

10.20.     No Set-Off. The Purchaser shall not be entitled to set off any amounts owed by the Seller to the Purchaser under this Agreement or otherwise against the Purchase Price or any other amounts owed by the Purchaser to the Seller.

10.21.     Currency. All references to dollar amounts in this Agreement refer to United States dollars, and all payments required under this Agreement shall be made in United States dollars.

10.22.     Business Days. If any action is required to be taken on a day that is not a Business Day, such action shall be taken on the next succeeding Business Day.

[Signature page follows]

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date first written above.

SELLER:

SADOT GROUP INC

BY: Haggai Ravid, ceo

By:

PURCHASER:

Director: Cynthia Elena Mora

Appendix A

Citizen Bank - $250,000
Kaford receivable
Naturz receivable
50% of any NET collection amount from Zambia
50% of any NET collection amount from the Zen Noh lawsuit.